EXHIBIT 10.24
FIRST AMENDMENT TO THE
OIL-DRI CORPORATION OF AMERICA
2005 DEFERRED COMPENSATION PLAN

WHEREAS, Oil-Dri Corporation of America (the “Company”) maintains the Oil-Dri Corporation of America 2005 Deferred Compensation Plan (the “Plan”);
WHEREAS, Section 9.1 of the Plan provides that the Company may amend the Plan at any time; and
WHEREAS, the Company deems it appropriate to amend the Plan to add an employer discretionary contribution effective July 1, 2020 and the Company’s Board of Directors have approved such an amendment.
NOW, THEREFORE, the Company amends the Plan, effective July 1, 2020, as follows:

1.	Capitalized terms not defined herein shall have the meaning as defined under the Plan.

2.A new Section 2.24, 2.25 and 2.26 entitled “Company Contribution”, “Retirement” and “Year of Service” respectively are added to read as follows:

“2.24    Company Contribution means a contribution made by the Company on behalf of a Participant pursuant to Section 4.2.
2.25    Retirement means a Participant’s Separation from Service at or after the attainment of age 55.
2.26    Year of Service means each twelve (12) month period commencing on a Participant’s commencement of employment with the Employer and ending on the date the Participant’s Separation from Service.”

3.	Article 4 is renamed “Contributions” and a new Section 4.2 is added to read as follows:

“4.2    Company Contributions
For each Plan Year the Company may, but is not required to, contribute to any Participant’s Account, a Company Contribution. For any Plan Year, Company Contributions may be made for some, but not all, Participants. The amount of the Company Contribution for any Plan Year may vary from Participant to Participant, all as determined by the Company in its sole discretion. No earnings shall be credited on any Company Contributions until after such contributions are allocated to a Participant’s Account. For the avoidance of doubt, it is permissible for the Company to determine that no Company Contributions shall be made to the Account of any Participant.”

4.	Section 5.1 is amended to read as follows:

“5.1    Accounts
The Plan Administrator shall establish a bookkeeping Account for each Participant reflecting Elective Deferrals and Company Contributions made for the Participant’s benefit and any distributions to the Participant, together with any adjustments for Earnings. The Plan Administrator shall provide the Participant as soon as practicable after the end of the Plan Year with a statement of his or her Account as of the last business day of the Plan Year, reflecting the amounts of Elective Deferrals, Company Contributions, Earnings, and distributions of such Account since the prior statement.”

5.	Section 6.1 is amended to read as follows:

“6.1    General
A Participant shall be immediately vested in and, subject to Participant’s elections as to time and form of payment under Section 7.1, shall have a nonforfeitable right to, all Elective Deferrals and all Earnings attributable thereto credited to his or her Account.
A Participant shall be vested in and, subject to Participant’s elections as to time and form of payment under Section 7.1, shall have a nonforfeitable right to, all Company Contributions and all Earnings thereon in accordance with the schedule below.

Years of Service	The Nonforfeitable Percentage of Company Contributions and any Earnings Thereon
Less than 2 2 or More	0% 100%
Notwithstanding the foregoing, all outstanding but unvested Company Contributions of a Participant who has not incurred a Separation from Service shall become vested and nonforfeitable upon a Change in Control or a Participant’s death. For the avoidance of doubt, all Company Contributions and Earnings thereon that are not vested pursuant to this Section 6.1 at the time of the Participant’s Separation from Service shall be immediately forfeited at the time of such Participant’s Separation from Service without the need for further action on the part of the Company, the Employer or the Participant.”

6.	Section 7.1 is amended to read as follows:

“7.1    Election as to Time and Form of Payment
A Participant shall elect on the Election Form the date at which the Elective Deferrals and Company Contributions (including any Earnings attributable thereto) for a Plan Year will commence to be paid to the Participant. Such date must be: (i) at least five years following the beginning of such Plan Year; or (ii) the date of Separation from Service.
The Participant shall also elect thereon for payments to be paid in either:

(a)	a single lump sum; or

(b)
annual installments over a period elected by the Participant up to 15 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid (“Annual Installments”).

If Elective Deferrals and Company Contributions (including any Earnings attributable thereto) are to be paid upon the Participant’s Separation from Service, such payment will be paid (or begin to be paid) as soon as practicable following the six (6) month anniversary of such Separation from Service. If payments upon Separation from Service are to be made in Annual Installments, the initial Annual Installment will be paid as soon as practicable following the six month anniversary of the Participant’s Separation from Service, the second Annual Installment will be paid as soon as practicable following the one year anniversary of such Separation from Service, and subsequent Annual Installments will be paid annually thereafter as soon as practicable following the yearly anniversary of such Separation from Service.
Each such election will be effective only for Elective Deferrals and Company Contributions (including any Earnings attributable thereto) for the Plan Year for which it is made or to which such contributions are attributable. For the avoidance of doubt, any election made for a Plan Year shall apply to all Elective Deferrals and Company Contributions (and applicable respective Earnings) for such Plan Year, and it shall not be possible under the Plan for Elective Deferrals (and related Earnings) for a Plan Year to be subject to a different election regarding the time and form of payment thereof than the time and form of payment that is elected for Company Contributions (and related Earnings) for such Plan Year. Except as otherwise provided in Sections 7.3, 7.4, 7.5, 7.6, 7.7 or 7.8, payment of a Participant’s Account shall be made in accordance with the Participant’s elections under this Section 7.1. Such elections will be irrevocable except as provided in Section 7.2 below.”

7.	Section 7.4 is amended to read as follows:

“7.4.    Separation from Service That is Not a Retirement

Upon a Participant’s Separation from Service for any reason other than death, so long as such Separation from Service does not constitute a Retirement, the Participant’s entire vested Account shall be paid to the Participant in a single lump sum as soon as practicable following the six month anniversary of such Separation from Service.”

8.	The first paragraph of Section 7.8 is amended to read as follows:

“If a Participant suffers an Unforeseen Emergency, as defined herein, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of his or her vested Account which the Plan Administrator determines is necessary to satisfy the emergency need, including at the discretion of the Plan Administrator any amounts necessary to pay any federal, state and local income taxes reasonably anticipated to result from the distribution.”
IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by the signature of a duly authorized officer as of this 29th day of June, 2020 effective as provided herein.

ATTEST By: /s/ Laura G Scheland Its: Vice President and General Counsel Date: June 29, 2020	COMPANY: OIL-DRI CORPORATION OF AMERICA By: /s/ Susan Kreh Its: CFO